Exhibit 99.1

Kimco Realty® Announces Fourth Quarter and Full Year 2021 Results

– Expanded Portfolio Concentrated in High-Growth Markets Drives Outperformance –

– Board Raises Quarterly Cash Dividend on Common Shares by 11.8% –

– Company Provides Initial 2022 Outlook –

JERICHO, N.Y.--(BUSINESS WIRE)--February 10, 2022--Kimco Realty® (NYSE: KIM), North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers and mixed-use assets, today reported results for the fourth quarter and full year ended December 31, 2021. For the three months ended December 31, 2021 and 2020, Kimco Realty's net income available to the company’s common shareholders was $0.13 per diluted share and $0.45 per diluted share, respectively.

Fourth Quarter Highlights:

  Produced Funds From Operations (FFO) of $0.39 per diluted share
  Grew pro-rata portfolio occupancy 30 basis points sequentially to 94.4%
  Sequentially grew pro-rata anchor occupancy 20 basis points to 97.1% and small shop occupancy 40 basis points to 87.7%
  Generated new cash pro-rata leasing spreads of 14.1% on comparable spaces
  Leased 2.1 million square feet during the quarter and over 8.7 million square feet during 2021
  Reported a 12.9% increase in Same-property Net Operating Income (NOI), including redevelopments and the former Weingarten Realty (WRI) portfolio, during the fourth quarter over the same period a year ago
  Lowered Net Debt to EBITDA on a look-through basis, which includes outstanding preferred stock and the company’s pro-rata share of joint venture debt, to 6.6x, representing the lowest reported level since the company began disclosing this metric
  Investment in Albertsons Companies Inc. (NYSE: ACI) common stock valued at over $1.2 billion at quarter end
  Subsequent to year end, the company announces new appointments to its senior leadership team.

“We are extremely proud to have completed another quarter with leasing volume exceeding two million square feet, bringing leasing for the year to 8.7 million square feet,” stated Kimco Realty CEO Conor Flynn. “Our ongoing commitment to leasing our open-air, last-mile, grocery-anchored centers and mixed-use assets in growing markets is resulting in solid occupancy gains and growth in FFO. The ongoing challenges of COVID notwithstanding, the successful merger with WRI combined with unprecedent levels of tenant demand driven by the critical importance of bricks and mortar shopping for profitable last-mile fulfillment and distribution should help drive continued strong results in 2022 and beyond, and further enhance shareholder value.

Financial Results:

Fourth Quarter 2021

Net income available to the company’s common shareholders for the fourth quarter of 2021 was $75.3 million, or $0.13 per diluted share, compared to $194.9 million, or $0.45 per diluted share, for the fourth quarter of 2020. The year-over-year change is primarily attributable to a $187.5 million reduction in the gain on marketable securities, primarily as a result of the mark-to-market fluctuations on 39.8 million shares of common stock of Albertsons Companies, Inc. (NYSE: ACI) held by the company. This was partially offset by the positive impact associated with the integration of WRI for a full quarter since the successful merger completion in August of 2021.

Nareit FFO was $240.1 million, or $0.39 per diluted share, for the fourth quarter of 2021 compared to $133.0 million, or $0.31 per diluted share, for the fourth quarter 2020.

Full Year 2021

Net income available to the company’s common shareholders was $818.6 million, or $1.60 per diluted share, for the full year 2021 compared to $975.4 million, or $2.25 per diluted share, for the full year 2020.

Nareit FFO was $706.8 million, or $1.38 per diluted share, for the full year 2021 and includes $47.2 million, or $0.09 per diluted share, of net merger-related charges and pension valuation adjustments associated with WRI. For the full year 2020, Nareit FFO was $503.7 million, or $1.17 per diluted share.

A reconciliation of net income available to the company’s common shareholders to Nareit FFO is provided in the tables accompanying this press release.

Fourth Quarter 2021 Operating Results:

  Pro-rata portfolio occupancy ended the quarter at 94.4%, representing an increase of 50 basis points year-over-year and 30 basis points sequentially. The spread between Kimco Realty’s leased (reported) occupancy vs. economic occupancy was 270 basis points at the end of the period, compressing 30 basis points sequentially.
  Ended the quarter with pro-rata anchor occupancy at 97.1%, up 40 basis points year-over-year and 20 basis points sequentially, and small shop occupancy at 87.7%, an increase of 160 basis points year-over-year and 40 basis points sequentially.
  Signed 438 leases totaling 2.1 million square feet with blended pro-rata rental-rate spreads on comparable spaces increasing 8.1%, and with rental rates for new leases up 14.1% and renewals and options growing 7.0%.
  Same-property NOI, including redevelopments, increased 12.9% for the fourth quarter of 2021 over the comparable period in 2020. A reconciliation of net income available to the company’s common shareholders to Same-property NOI is provided in the tables accompanying this press release.

Fourth Quarter 2021 Transaction Activities:

  As previously announced, Kimco Realty acquired the remaining 70% interest in a portfolio of six Publix-anchored, Sunbelt shopping centers from the company’s existing joint venture partner, Jamestown, for a gross purchase price of $425.8 million. The company subsequently entered into a joint venture partnership with Blackstone Real Estate Income Trust, Inc. (“BREIT”) under which Kimco Realty and BREIT each will own 50% of the portfolio, with the company continuing to manage the properties on behalf of the joint venture.
  Acquired the remaining 85% interest in Anaheim Plaza and Brookvale Shopping Center, two grocery-anchored shopping centers located in California from an existing joint venture partner for a gross purchase price of $134.0 million. Kimco Realty’s pro-rata share of the sales price was $113.9 million.
  Purchased the remaining 10% interest in Centro Arlington, a 366-unit multi-family, mixed-use property that is anchored by a Harris Teeter grocer in Arlington, Virginia from the existing joint venture partner for a pro-rata price of $26.0 million.
  Provided $15.0 million of mezzanine funding towards the acquisition of The Markets at Town Center, a 254,000-square-foot grocery-anchored center located in Jacksonville, Florida.
  Separately sold two land parcels and four shopping centers, totaling 380,000 square-feet, for a total of $65.8 million. Kimco Realty’s share of the sales price was $14.7 million.
  Acquired two adjacent parcels at existing centers for a gross purchase price of $20.3 million. Kimco Realty’s share of the purchase price was $13.8 million.

Fourth Quarter 2021 Capital Market Activities:

  Lowered Net Debt to EBITDA on a consolidated and look-through basis (which includes outstanding preferred stock and the company’s pro-rata share of joint venture debt) to 6.1x and 6.6x, respectively.

  A reconciliation of Net Income to EBITDA is provided in the tables accompanying this press release.

  Ended the fourth quarter with over $2.3 billion of immediate liquidity, including full availability under the company’s $2.0 billion unsecured revolving credit facility, and $334.7 million of cash and cash equivalents. In addition, Kimco Realty’s investment in ACI, which is subject to certain lock-up provisions, was valued at over $1.2 billion at year-end.
  Subsequently, the company’s board of directors approved an extension of Kimco Realty’s existing stock repurchase program for up to $300.0 million of shares of the company’s common stock of which $224.9 million remains available. The repurchase program is now scheduled to expire on February 29, 2024, unless further extended or cancelled by the company’s board of directors.

Under the repurchase program, repurchases can be made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements. The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations. The repurchase program does not obligate the company to acquire any particular amount of common stock, and the repurchase program may be suspended or discontinued at any time at the company’s discretion.

Senior Leadership Appointments:

The company has elevated several members of its senior leadership team in recognition of their distinguished service, successful oversight of key strategic initiatives and commitment to maintaining Kimco Realty’s standing as a best-in-class organization. These appointments also highlight the depth and breadth of the company’s strong management team:

  Leah Landro – Executive Vice President and Chief Human Resources Officer
  Tom Taddeo - Executive Vice President and Chief Information Officer
  Kathleen Thayer – Senior Vice President, Corporate Accounting and Assistant Treasurer
  Will Teichman – Senior Vice President, Strategic Operations

All appointments are effective immediately.

Dividend Declarations:

As previously announced:

  Kimco Realty’s board of directors raised the quarterly cash dividend on common shares 11.8% by declaring a dividend of $0.19 per common share, payable on March 24, 2022, to shareholders of record on March 10, 2022.
  The board of directors also declared quarterly dividends with respect to each of the company’s Class L and Class M series of cumulative redeemable preferred shares. These dividends on the preferred shares will be paid on April 15, 2022 to shareholders of record on April 1, 2022.

2022 Full Year Outlook:

Net Income available to common shareholders (per diluted share):	$0.51 to $0.55
Nareit FFO (per diluted share)*:	$1.46 to $1.50

*The tables accompanying this press release provide a reconciliation for this forward-looking non-GAAP measure.

The company’s full year outlook is based on the following assumptions:

  Same-property NOI growth will be positive
  Credit loss on rental revenue of 100 basis points at the midpoint
  No income attributable to cash basis tenants from collection of prior period accounts receivables or the reinstatement of straight-line rent receivables
  Total property acquisitions (including structured investments), net of dispositions, of $100 million
  No redemption of preferred stock outstanding that becomes callable or early prepayment charges of maturing debt
  No monetization of ACI shares. Kimco Realty anticipates it will monetize a portion of its ACI investment during 2022 but prefers not to make any assumption as to the timing or amount in order to maintain maximum optionality. The company will update its 2022 outlook as appropriate
  No issuance of common equity

Conference Call and Supplemental Materials

Kimco Realty will hold its quarterly conference call on Thursday, February 10, 2022, at 8:30 a.m. Eastern Time (ET). The call will include a review of the company’s fourth quarter and full year results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 or 1-412-317-6061 for international calls, (Passcode: 9108870).

Audio replay from the conference call will be available on Kimco Realty’s website at investors.kimcorealty.com through Tuesday, May 10, 2022.

About Kimco Realty®

Kimco Realty® (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers and mixed-use assets. The company’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco Realty is also committed to leadership in environmental, social and governance (ESG) issues and is a recognized industry leader in these areas. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center ownership, management, acquisitions, and value enhancing redevelopment activities for more than 60 years. As of December 31, 2021, the company owned interests in 541 U.S. shopping centers and mixed-use assets comprising 93 million square feet of gross leasable space. For further information, please visit www.kimcorealty.com

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the social media channels, including Facebook (www.facebook.com/KimcoRealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “target,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the Company’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (“COVID-19”), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) the Company’s failure to realize the expected benefits of the merger with Weingarten Realty Investors (the “Merger”), (x) significant transaction costs and/or unknown or inestimable liabilities related to the Merger, (xi) the risk of shareholder litigation in connection with the Merger, including any resulting expense, (xii) risks related to future opportunities and plans for the combined company, including the uncertainty of expected future financial performance and results of the combined company following the Merger, (xiii) the possibility that, if the Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s common stock could decline, (xiv) valuation and risks related to the Company’s joint venture and preferred equity investments, (xv) valuation of marketable securities and other investments, including the shares of Albertsons Companies, Inc. common stock held by the Company, (xvi) increases in operating costs, (xvii) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xviii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (xix) impairment charges, (xx) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity and (xxi) the other risks and uncertainties identified under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year-ended December 31, 2020, as supplemented by the risks and uncertainties identified under Item 1A, “Risk Factors” in subsequently filed Annual Report and Quarterly Reports on Form 10-Q. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that the Company files with the Securities and Exchange Commission (“SEC”).

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	December 31, 2021	December 31, 2020
Assets:
Real estate, net of accumulated depreciation and amortization
of $3,010,699 and $2,717,114 respectively	$15,035,900	$9,346,041
Real estate under development	5,672	5,672
Investments in and advances to real estate joint ventures	1,006,899	590,694
Other investments	122,015	117,140
Cash and cash equivalents	334,663	293,188
Marketable securities	1,211,739	706,954
Accounts and notes receivable, net	254,677	219,248
Operating lease right-of-use assets, net	147,458	102,369
Other assets	340,176	233,192
Total assets	$18,459,199	$11,614,498

Liabilities:
Notes payable, net	$7,027,050	$5,044,208
Mortgages payable, net	448,652	311,272
Dividends payable	5,366	5,366
Operating lease liabilities	123,779	96,619
Other liabilities	730,690	470,995
Total liabilities	8,335,537	5,928,460
Redeemable noncontrolling interests	13,480	15,784

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 19,580 shares;
Aggregate liquidation preference $489,500	20	20
Common stock, $.01 par value, authorized 750,000,000 shares; issued and
outstanding 616,658,593 and 432,518,743 shares, respectively	6,167	4,325
Paid-in capital	9,591,871	5,766,511
Retained earnings / (cumulative distributions in excess of net income)	299,115	(162,812)
Accumulated other comprehensive income	2,216	-
Total stockholders' equity	9,899,389	5,608,044
Noncontrolling interests	210,793	62,210
Total equity	10,110,182	5,670,254
Total liabilities and equity	$18,459,199	$11,614,498

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021 (3)	2020
Revenues
Revenues from rental properties, net	$420,405	$266,316	$1,349,702	$1,044,888
Management and other fee income	4,249	3,125	14,883	13,005
Total revenues	424,654	269,441	1,364,585	1,057,893
Operating expenses
Rent	(4,067)	(2,841)	(13,773)	(11,270)
Real estate taxes	(52,132)	(38,928)	(181,256)	(157,661)
Operating and maintenance	(77,402)	(49,846)	(222,882)	(174,038)
General and administrative	(28,985)	(20,901)	(104,121)	(93,217)
Impairment charges	(2,643)	(3,115)	(3,597)	(6,624)
Merger charges	-	-	(50,191)	-
Depreciation and amortization	(133,633)	(74,295)	(395,320)	(288,955)
Total operating expenses	(298,862)	(189,926)	(971,140)	(731,765)

Gain on sale of properties	-	787	30,841	6,484
Operating income	125,792	80,302	424,286	332,612

Other income/(expense)
Other income, net	7,976	3,725	19,810	4,119
(Loss)/gain on marketable securities, net	(37,347)	150,108	505,163	594,753
Gain on sale of cost method investment	-	-	-	190,832
Interest expense	(57,479)	(45,887)	(204,133)	(186,904)
Early extinguishment of debt charges	-	-	-	(7,538)
Income before income taxes, net, equity in income of joint ventures, net,
and equity in income from other investments, net	38,942	188,248	745,126	927,874

Provision for income taxes, net	(483)	(496)	(3,380)	(978)
Equity in income of joint ventures, net	30,683	12,314	84,778	47,353
Equity in income of other investments, net	12,807	1,733	23,172	28,628

Net income	81,949	201,799	849,696	1,002,877
Net income attributable to noncontrolling interests	(268)	(565)	(5,637)	(2,044)
Net income attributable to the company	81,681	201,234	844,059	1,000,833
Preferred dividends	(6,354)	(6,354)	(25,416)	(25,416)
Net income available to the company's common shareholders	$75,327	$194,880	$818,643	$975,417

Per common share:
Net income available to the company's common shareholders: (2)
Basic	$0.13	$0.46	$1.61	$2.26
Diluted (1)	$0.13	$0.45	$1.60	$2.25
Weighted average shares:
Basic	614,150	430,103	506,248	429,950
Diluted	616,612	431,708	511,385	431,633

(1)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $0 and $42 for the three months ended December 31, 2021 and 2020, respectively. Adjusted for distributions on convertible units of $3,087 and $161 for the year ended December 31, 2021 and 2020, respectively.

(2)	Adjusted for earnings attributable from participating securities of ($400) and ($1,244) for the three months ended December 31, 2021 and 2020, respectively. Adjusted for earnings attributed from participating securities of ($5,346) and ($6,347) for the year ended December 31, 2021 and 2020, respectively. Adjusted for the change in carrying amount of redeemable noncontrolling interest of $2,304 and $2,160 for the three months and year ended December 31, 2021 and 2020, respectively.

(3)	Includes the impact of the WRI merger from August 3, 2021.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO Available to the Company's Common Shareholders (1)
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2021		2020	2021 (5)		2020
Net income available to the company's common shareholders	$75,327		$194,880	$818,643		$975,417
Gain on sale of properties	-		(787)	(30,841)		(6,484)
Gain on sale of joint venture properties	(11,596)		(30)	(16,879)		(48)
Depreciation and amortization - real estate related	132,797		73,578	392,095		285,596
Depreciation and amortization - real estate joint ventures	15,949		9,658	51,555		40,331
Impairment charges (including real estate joint ventures)	3,932		4,043	7,145		8,397
Gain on sale of cost method investment	-		-	-		(190,832)
Profit participation from other investments, net	(9,824)		2,210	(8,595)		(13,665)
Loss/(gain) on marketable securities, net	37,347		(150,108)	(505,163)		(594,753)
(Benefit)/provision for income taxes (2)	(25)		(74)	2,152		1,426
Noncontrolling interests (2)	(3,835)		(337)	(3,285)		(1,710)
FFO available to the company's common shareholders	$240,072	(4)	$133,033	$706,827	(4)	$503,675

Weighted average shares outstanding for FFO calculations:
Basic	614,150		430,103	506,248		429,950
Units	3,878		666	2,627		639
Dilutive effect of equity awards (3)	2,410		1,364	2,422		1,475
Diluted (3)	620,438		432,133	511,297		432,064

FFO per common share - basic	$0.39		$0.31	$1.40		$1.17
FFO per common share - diluted (3)	$0.39		$0.31	$1.38		$1.17

(1)	The company considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. Comparison of the company's presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the Nareit definition used by such REITs.
(2)	Related to gains, impairments and depreciation on properties, where applicable.
(3)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. FFO available to the company’s common shareholders would be increased by $856 and $92 for the three months ended December 31, 2021 and 2020, respectively. FFO available to the company’s common shareholders would be increased by $1,053 and $309 for the year ended December 31, 2021 and 2020, respectively.
(4)	Includes $47.2 million, or $0.09 per diluted share, of net merger-related charges and pension valuation adjustments associated with WRI for the year ended December 31, 2021. In addition the three months ended December 31, 2021, includes WRI pension valuation adjustments of $3.0 million of income included in Other income, net.
(5)	Includes the impact of the WRI merger from August 3, 2021.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI (1)(2)
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income available to the Company's common shareholders	$75,327	$194,880	$818,643	$975,417
Adjustments:
Management and other fee income	(4,249)	(3,125)	(14,883)	(13,005)
General and administrative	28,985	20,901	104,121	93,217
Impairment charges	2,643	3,115	3,597	6,624
Merger charges	-	-	50,191	-
Depreciation and amortization	133,633	74,295	395,320	288,955
Gain on sale of properties	-	(787)	(30,841)	(6,484)
Interest and other expense, net	49,503	42,162	184,323	190,323
Loss/(gain) on marketable securities, net	37,347	(150,108)	(505,163)	(594,753)
Gain on sale of cost method investment	-	-	-	(190,832)
Provision for income taxes, net	483	496	3,380	978
Equity in income of other investments, net	(12,807)	(1,733)	(23,172)	(28,628)
Net income attributable to noncontrolling interests	268	565	5,637	2,044
Preferred dividends	6,354	6,354	25,416	25,416
WRI Same Property NOI (3)	-	80,288	-	-
Non same property net operating income	(15,825)	(7,623)	(206,992)	(22,605)
Non-operational expense from joint ventures, net	9,987	16,238	55,214	68,510
Same Property NOI	$311,649	$275,918	$864,791	$795,177

(1)	The company considers Same Property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under redevelopment, development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a project’s inclusion in operating real estate. Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the company's properties. The company’s method of calculating Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
(2)	Amounts represent Kimco Realty's pro-rate share. Same Property NOI from properties acquired through the WRI merger are included in the quarter to date statistics but excluded from the year to date statistics.
(3)	Amounts for the three months ended December 31, 2020, represent the Same Property NOIs from WRI properties, not included in the Company's reported NOI.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Actual		Projected Range
	2021 (4)		Full Year 2022
			Low	High
Diluted net income available to company's common shareholder
per common share	$1.60	(1)	$0.51	$0.55

Gain on sale of properties	(0.06)		-	(0.03)

Gain on sale of joint venture properties	(0.03)		-	(0.01)

Depreciation & amortization - real estate related	0.77		0.85	0.89

Depreciation & amortization - real estate joint ventures	0.10		0.10	0.11

Impairment charges (including real estate joint ventures)	0.01		-	-

Profit participation from other investments, net	(0.02)		-	(0.01)

Gain on marketable securities, net	(0.98)		-	-

Noncontrolling interests (2)	(0.01)		-	-

FFO per diluted common share	$1.38	(3)	$1.46	$1.50
(1)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $3.087 million for the year ended December 31, 2021. Adjusted for earnings attributed from participating securities of ($5.346) million for the year ended December 31, 2021. Adjusted for the change in carrying amount of redeemable noncontrolling interest of $2.304 million for the year ended December 31, 2021.

(2)	Related to gains, impairments and depreciation on properties, where applicable.
(3)	Includes $47.2 million, or $0.09 per diluted share, of net merger-related charges and pension valuation adjustments associated with WRI for the year ended December 31, 2021. In addition the three months ended December 31, 2021, includes WRI pension valuation adjustments of $3.0 million of income included in Other income, net.

(4)	Includes the impact of the WRI merger from August 3, 2021.

Reconciliation of Net Income to EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,
	2021	2020
Net income	$81,949	$201,799
Interest	57,479	45,887
Depreciation and amortization	133,633	74,295
Gain on sale of properties	-	(787)
Gain on sale of joint venture properties	(11,596)	(30)
Impairment charges (including real estate joint ventures)	3,932	4,043
Profit participation from other investments, net	(9,824)	2,210
Pension valuation adjustment	(2,948)	-
Loss/(gain) on marketable securities, net	37,347	(150,108)
Provision for income taxes	483	496
Consolidated EBITDA	$290,455	$177,805

Consolidated EBITDA	$290,455	$177,805
Pro-rata share of interest expense - real estate joint ventures	4,690	5,297
Pro-rata share of depreciation and amortization - real estate joint ventures	15,949	9,658
EBITDA including pro-rata share - joint ventures	$311,094	$192,760

Consolidated Debt	$7,475,702	$5,355,480
Consolidated Cash	334,663	293,188
Consolidated Net Debt	$7,141,039	$5,062,292

Consolidated Net Debt	$7,141,039	$5,062,292
Prorata Share of debt	680,052	606,144
Liquidation preference for preferreds	489,500	489,500
Pro-rata share of cash	(47,920)	(40,198)
Net Debt including pro-rata share - joint ventures	$8,262,671	$6,117,738

Annualized Consolidated EBITDA	$1,161,824	$711,220
Net Debt to Consolidated EBITDA	6.1x	7.1x

Annualized EBITDA including pro-rata share - joint ventures	$1,244,376	$771,040
Net Debt including pro-rata share - joint ventures to EBITDA including pro-rata share joint ventures	6.6x	7.9x

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
1-866-831-4297
dbujnicki@kimcorealty.com